Exhibit 23.1

                       Child, Van Wagoner & Bradshaw, PLLC


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1/A of our report dated June 21 , 2010, (for the period ending May 31, 2010), relating to the financial statements of Guru Health Inc. which appears in such Prospectus. We also consent to the reference to us under the heading Experts.


/s/ Child, Van Wagoner & Bradshaw, PLLC
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Certified Public Accountants
Salt Lake City, Utah
March 25, 2011






       5296 So. Commerce Dr., Suite 300 * Salt Lake City, Utah 84107-5370
              Telephone: (801) 281-4700 * Facsimile: (801) 281-4701

          Members: American Institute of Certified Public Accountants *
                Utah Association of Certified Public Accountants